EXHIBIT 23.14
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
June 13, 2008
Gaz de France S.A.
23, rue Philbert Delorme
75017 Paris, France

Gentlemen:
We hereby consent to the references to DeGolyer and MacNaughton relating to the evaluation of certain oil and gas properties of Gaz de France S.A. (the Company) contained in the section entitled “Business of Gaz de France” in the sub-section entitled “Energy Supply and Services Division” under the heading “Exploration—Production segment” and in the section entitled “Operating and Financial Review and Prospects of Gaz de France—IFRS Critical Accounting Policies and Estimates” under the heading “Estimation of Oil and Gas Reserves” in the Company’s Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission in connection with the proposed merger of Suez S.A. with and into the Company (the Registration Statement) and in the prospectus which is part of the Registration Statement.
We further consent to the reference to DeGolyer and MacNaughton under the heading “Experts” and in the section entitled “The Merger” under the heading “Interests of Experts and Counsel” in such prospectus.
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON